ROSS MILLER Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4520

(775) 684-5708

Website: www.nvsos.gov                                                                                           Document Number

20120758351-64

Filing Date and Time

11/07/2012 5:50 AM

Entity Number

E0398992006-6

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1.

Name of Corporation: CYTTA CORP.

2.

The Board of Directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.

The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

100,000,000 PREFERRED SHARES @ $0.001

1,900,000,000 COMMON SHARES @ $0.00001

4.

The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

100,000,000 PREFERERRED SHARES @ $0.001

3,900,000,000 COMMON SHARES @ $0.00001

5.

The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

N/A

6.

The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

N/A

7.

Effective date and time of filing: (optional)

Date:

   Time:

_/s/ G. Campbell, President 11/07/2012

Signature: (required)

(must not be later than 90 days after the certificate is filed)

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